Exhibit (k)(11)

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of                     , 2012, by and between OFS Capital Corporation, a Delaware corporation (together with any successor entity, the “Company”), and Orchard First Source Asset Management, LLC, a Delaware limited liability company (“OFSAM” and, together with any permitted assignee or transferee pursuant to Section 2.4, the “Holders”).

WHEREAS, in connection with the initial public offering (the “IPO”) of the common stock of the Company, par value $0.01 per share (the “Common Stock”), the Company has filed with the Commission (as defined below) a registration statement on Form N-2;

WHEREAS, in connection with the IPO, OFSAM’s limited liability company interests in the Company’s predecessor will be converted into shares of Common Stock (the “Shares”); and

WHEREAS, in order to induce OFSAM to permit the IPO, the Company has agreed to provide the registration rights provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and OFSAM hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in New York, Illinois or California are authorized or required by law or executive order to close.

“Commission” means the Securities and Exchange Commission, or such successor federal agency or agencies as may be established in lieu thereof.

“Common Stock” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Effectiveness Period” is defined in Section 3.1.1(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holders” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initiating Holder(s)” is defined in Section 2.1.

“IPO” is defined in the recitals to this Agreement.

“Maximum Amount/Number of Securities” is defined in Section 2.1.3.

“Notices” is defined in Section 5.2.

“OFSAM” is defined in the preamble to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prospectus” means a prospectus included in a Registration Statement, as amended or supplemented, and all materials incorporated by reference in such Prospectus.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document under the Securities Act and such registration statement becoming effective.

“Registrable Securities” means (i) the Shares and (ii) any shares of Common Stock or other securities issued or issuable in respect of the Shares by way of stock split, stock dividend, recapitalization or similar event after the date hereof. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have been declared or otherwise become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (B) such securities may be sold immediately without registration under the Securities Act, without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent and the applicable Holder, or have been sold to the public pursuant to Rule 144, (C) such securities have been sold back to the Company, or (D) such securities cease to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act for a public offering and sale of its securities (other than a registration statement on Form N-14, S-4 or Form S-8, or their successors, or any registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a dividend reinvestment plan, (iii) for an exchange offer or offering of securities solely to the Company’s existing security holders, (iv) for an offering of debt that is convertible into equity securities of the Company, or (v) for an issuance of securities in exchange for securities or assets of another entity).

“Release Date” means the date that is one hundred and eighty (180) days after the consummation of the IPO.

“Resale Shelf Form N-2” is defined in Section 2.3.

“Rule 144” means Rule 144 under the Securities Act, or any similar rule that may be adopted by the Commission.

“Rule 415” means Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shares” is defined in the recitals to this Agreement.

“Shelf Registration” is defined in Section 2.3.

“Suspension Notice” is defined in Section 3.2.

“Suspension Period” is defined in Section 3.2.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Demand Registration Rights.

(i) Subject to the limitations in Section 2.1.1(ii), at any time and from time to time on or after the Release Date, one or more Holders (the “Initiating Holder(s)”) may make a written request for the registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any request for a Demand Registration shall specify the number and type of Registrable Securities proposed to be sold, the intended method(s) of distribution thereof and the name(s) of the proposed managing Underwriter(s), if any, of the offering. The Company shall give written notice to all Holders of any request for a Demand Registration (specifying the number and type securities, the intended method(s) of distribution, and the name of any proposed Underwriter(s) of the offering described in the request for such Demand Registration) within five (5) Business Days following the receipt by the Company of such request, and each Holder who wishes to include all or part of its Registrable Securities in such Demand Registration shall give written notice to the Company (specifying the number and type of Registrable Securities to be included therein) within ten (10) Business Days following the receipt by such Holder of notice from the Company. Upon receipt by the Company of notice from such Holder, such Holder shall be entitled to have its Registrable Securities included in the Demand Registration, subject to Section 2.1.3 and the other provisions of this Agreement.

(ii) The Demand Registration rights granted in Section 2.1.1(i) to the Holders are subject to the following limitations: (A) the Demand Registration must be initiated by an Initiating Holder or Holders beneficially owning Registrable Securities representing, in the aggregate, a majority-in-interest of the Registrable Securities, (B) each request for a Demand

Registration must include, in the aggregate (based on Registrable Securities included in such Demand Registration by all Holders participating therein), Registrable Securities that have an aggregate market value of at least $15 million based on the then-current market price, and (C) the Company shall not be required to effect more than an aggregate of three (3) Demand Registrations or to effect a Demand Registration within ninety (90) days following the date that any Registration Statement with respect to the sale of any Registrable Securities hereunder is declared or otherwise becomes effective. Notwithstanding anything to the contrary contained herein, no Holder may include all or part of its Registrable Securities in a Demand Registration to the extent such Registrable Securities are covered by a currently effective Registration Statement filed with the Commission in connection with a Shelf Registration.

2.1.2 Underwritten Offering. If Holders of a majority-in-interest of the Registrable Securities included in a Demand Registration so elect and such Holders so advise the Company as part of their written request for such Demand Registration or their response to the Company’s notice of such request pursuant to Section 2.1.1, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any Holder to include its Registrable Securities in such Demand Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders who propose to distribute their Registrable Securities through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by Holders of a majority-in-interest of the Registrable Securities included in such Demand Registration and otherwise in accordance with Section 3.1.5(ii).

2.1.3 Reduction of Offering. If the managing Underwriter(s) for a Demand Registration that is to be an underwritten offering advise the Company and the Holders of the Registrable Securities requested to be included in such Demand Registration that the dollar amount or number of Registrable Securities which such Holders desire to sell, taken together with the securities, if any, which the Company desires to sell and the securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Amount/Number of Securities”), then the Company shall include in such registration:

(i) first, the Registrable Securities as to which registration has been requested under this Section 2.1 (pro rata based on the number of Registrable Securities then held by each such Holder) that can be sold without exceeding the Maximum Amount/Number of Securities;

(ii) second, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clause (i), the securities that the Company desires to sell that can be sold without exceeding the Maximum Amount/Number of Securities;

(iii) third, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company and that can be sold without exceeding the Maximum Amount/Number of Securities; and

(iv) fourth, to the extent that the Maximum Amount/Number of Securities have not been reached under the foregoing clauses (i), (ii), and (iii), the securities that any other security holders desire to sell that can be sold without exceeding the Maximum Amount/Number of Securities.

2.1.4 Withdrawal. In the case of a Demand Registration, if Holders of a majority-in-interest of the Registrable Securities included in such Demand Registration are not entitled to include at least 75% of their Registrable Securities in any offering or disapprove of the terms of any underwriting, such Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter(s) of their election to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of any other Holders. If Holders of a majority-in-interest of Registrable Securities included in a Demand Registration withdraw from a proposed offering relating to such Demand Registration in accordance with this Section 2.1.4, then such registration shall not count as a Demand Registration provided for in this Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Registration Rights. If, at any time on or after the Release Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account and/or for security holders of the Company for their account, other than pursuant to Section 2.1 or 2.3 (a “Piggy-Back Registration”), then the Company shall give written notice to all Holders of such proposed filing (specifying the number and type of securities, the intended method(s) of distribution, and the name(s) of any proposed managing Underwriter(s) of the offering) as promptly as practicable, but in no event less than fifteen (15) Business Days before the anticipated filing date, and each Holder who wishes to include all or part of its Registrable Securities in such registration shall give written notice to the Company (specifying the number and type of Registrable Securities to be included therein) within ten (10) Business Days following receipt by such Holder of notice from the Company. Upon receipt by the Company of notice from such Holder, such Holder shall be entitled to have its Registrable Securities included in the Piggy-Back Registration, subject to Section 2.2.3 and the other provisions of this Agreement.

2.2.2 Underwritten Offering. If a Piggy-Back Registration is to be an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing Underwriter(s) thereof to permit the Registrable Securities requested to be included in such Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable

Securities in accordance with the intended method(s) of distribution thereof. All Holders who propose to distribute Registrable Securities through a Piggy-Back Registration that involves an underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggy-Back Registration and otherwise in accordance with Section 3.1.5(ii).

2.2.3 Reduction of Offering. If the managing Underwriter(s) for a Piggy-Back Registration that is to be an underwritten offering advise the Company and the Holders of Registrable Securities requested to be included in such Piggy-Back Registration that the dollar amount or number of securities which the Company desires to sell, taken together with securities, if any, as to which registration has been requested pursuant to written contractual demand registration rights held by security holders other than the Holders, the Registrable Securities as to which registration has been requested under this Section 2.2, and the securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of other security holders of the Company, exceeds the Maximum Amount/Number of Securities, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the securities that the Company desires to sell that can be sold without exceeding the Maximum Amount/Number of Securities; (B) second, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clause (A), the securities, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of securities which each such security holder has actually requested to be included in such registration, regardless of the number of securities with respect to which such person has the right to request such inclusion) that can be sold without exceeding the Maximum Amount/Number of Securities; and

(ii) If the registration is a “demand” registration undertaken at the request of security holders other than the Holders pursuant to written contractual demand registration rights held by such security holders, (A) first, the securities as to which registration has been requested pursuant to written contractual demand registration rights held by such security holders that can be sold without exceeding the Maximum Amount/Number of Securities; (B) second, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clause (A), the securities that the Company desires to sell that can be sold without exceeding the Maximum Amount/Number of Securities; (C) third, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 2.2 (pro rata based on the number of Registrable Securities then held by each such Holder) that can be sold without exceeding the Maximum Amount/Number of Securities; and (D) fourth, to the extent that the Maximum Amount/Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company that can be sold without exceeding the Maximum Amount/Number of Securities.

2.2.4 Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of its Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such election to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration. The Company may also elect to withdraw a Registration Statement in any Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders of Registrable Securities requested to be included in such Piggy-Back Registration as provided in Section 3.3.

2.3 Shelf Registration.

2.3.1 Shelf Registration Rights.

(i) Subject to the limitations in Section 2.3.1(ii), at any time and from time to time on or after the Release Date, one or more Holders may make a written request for the registration under the Securities Act of all or part of their Registrable Securities on a “shelf’ Form N-2 under Rule 415 (the “Resale Shelf Form N-2” and the registration effected thereby, a “Shelf Registration”). The Company shall give written notice to all other Holders of any request pursuant to this Section 2.3.1 within five (5) Business Days following the receipt by the Company of such request, and each Holder who wishes to include all or part of its Registrable Securities in such Shelf Registration shall give written notice to the Company (specifying the number and type of Registrable Securities to be included) within ten (10) Business Days following receipt by such Holder of notice from the Company. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

(ii) The Shelf Registration rights granted in Section 2.3.1(i) to the Holders are subject to the following limitations: (A) the Company shall not be required to effect any Shelf Registration if the Resale Shelf Form N-2 is not available for such offering and no other form is available on which to register such offering on a continuous or delayed basis and (B) each request for a Shelf Registration must include, in the aggregate (based on Registrable Securities included in such Shelf Registration by all Holders participating therein), Registrable Securities that have an aggregate market value of at least $15 million based on the then-current market price.

2.3.2 Notice of Distribution. Each Holder agrees to deliver a written notice to the Company at least ten (10) Business Days prior to any distribution by it of Registrable Securities included in a Shelf Registration, including the number and type of Registrable Securities proposed to be sold, the intended method(s) of distribution thereof and the names(s) of the proposed managing Underwriter(s), if any, of such offering. From and after the date the Resale Shelf Form N-2 is declared effective, the Company shall, as promptly as practicable following the receipt by the Company of such notice, and in any event within ten (10) Business Days following such date, (i) if required by applicable law, prepare and file with the Commission a post-effective amendment to the Resale Shelf Form N-2, or an amendment or supplement to the related Prospectus, or any other document required to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and (ii) if the Company files a post-effective amendment to the Resale Shelf Form N-2, use commercially reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as practicable after such filing; provided, however, that, if such notice of distribution is delivered during a Suspension Period, the Company shall so inform the Holder delivering such notice and shall take the actions set forth in clauses (i) and (ii) upon expiration of the Suspension Period.

2.3.3 Underwritten Offering. If the Holders of a majority-in-interest of the Registrable Securities included in a Shelf Registration so elect and such Holders so advise the Company as part of their written notice of a distribution pursuant to Section 2.3.2, the offering of such Registrable Securities pursuant to the Resale Shelf Form N-2 shall be in the form of an underwritten offering. In each such case, the right of any Holder to include its Registrable Securities in such Shelf Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders who propose to distribute their Registrable Securities through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by Holders of a majority-in-interest of the Registrable Securities included in a Shelf Registration and otherwise in accordance with Section 3.1.5(ii).

2.4 Transfer of Rights. The rights granted pursuant to Sections 2.1, 2.2 and 2.3 hereunder to cause the Company to register Registrable Securities may be assigned, but only if the related obligations are delegated, to (i) an assignee or transferee who acquires from OFSAM or any other Holder at least [10% of OFSAM’s holdings based on estimated size of IPO] Registrable Securities (as adjusted to reflect any stock split, stock dividend, recapitalization or similar event), or (ii) any affiliate, member, manager, constituent partner (including limited partner), family member or trust for the benefit of OFSAM or any other Holder; provided, however, that (i) written notice of such assignment is given to the Company, and (ii) any assignee or transferee of such rights agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as promptly as practicable, and in connection with any such request:

3.1.1 Filing and Effectiveness.

(i) The Company shall, as promptly as practicable, and in any event within sixty (60) days after receipt of a request for a Demand Registration or a Shelf Registration pursuant to Section 2.1 or 2.3, as the case may be, prepare and file with the Commission a Registration Statement on Form N-2 or any other form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof. The Company shall use commercially reasonable efforts to cause such Registration Statement to be declared or otherwise to become effective under the Securities Act as promptly as practicable after the filing thereof.

(ii) A registration shall not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until (A) such stop order or injunction is removed, rescinded or otherwise terminated, and (B) Holders of a majority-in-interest of the Registrable Securities included in such Demand Registration thereafter elect to continue the offering of Registrable Securities thereunder; provided, further, that the Company shall not be required to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is otherwise terminated and withdrawn.

(iii) The Company shall use commercially reasonable efforts to cause a Registration Statement to remain effective, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act, in each case until (A) all Registrable Securities, and all other securities covered by such Registration Statement, have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed one hundred and eighty (180) days in the case of a Demand Registration), as such period may be extended in accordance with Section 3.2) or (B) such securities have been withdrawn (the “Effectiveness Period”). The Company shall be deemed not to have used its commercially reasonable efforts to keep such Registration Statement effective during the Effectiveness Period if the Company voluntarily takes any action that would result in Holders not being able to offer and sell the Registrable Securities covered by such Registration Statement during the Effectiveness Period, unless such action (A) is required by applicable law or (B) permitted pursuant to Section 3.2.

3.1.2 Preparation and Review.

(i) Prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, the Company shall furnish without charge to the Holders of Registrable Securities requested to be included in such registration, and such Holders’ legal counsel, copies of such documents in the form proposed to be filed sufficiently in advance of such filing to provide such Holders and their legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus, or amendment or supplement thereto, to which such Holders or their legal counsel shall reasonably object. As promptly as practicable after receipt thereof, the Company shall (A) provide to the Holders of Registrable Securities requested to be included in a registration, and such Holders’ legal counsel, copies of all correspondence from and to the Commission relating to the Registration Statement covering such securities or any amendment thereto, and (B) respond to any comments received from the Commission with respect to such Registration Statement or amendment and work diligently to resolve such comments.

(ii) The Holders of Registrable Securities requested to be included in a registration shall reasonably cooperate in the preparation of the Registration Statement covering such securities and the related Prospectus, and any amendment or supplement thereto, and any other documents relating to the offering of their Registrable Securities pursuant to this Agreement. In furtherance of the foregoing, each Holder agrees to provide such information as may be reasonably requested by the Company, or the managing Underwriter(s), if any, in connection with the preparation of such Registration Statement or Prospectus, including any amendments and supplements thereto, in order to effect the registration of such Holder’s Registrable Securities and in connection with the Company’s obligation to comply with federal and applicable state securities laws, including such information regarding such Holder, the Registrable Securities held by such Holder and the intended method of disposition of such securities. The Company may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving a request from the Company or the Underwriter(s) therefor.

3.1.3 Notification. After the filing of a Registration Statement, the Company shall as promptly as practicable, and in no event more than two (2) Business Days following such filing, notify the Holders of Registrable Securities included in such registration of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) Business Days following the occurrence of any of the following: (i) the receipt by the Company of notification from the Commission as to whether there will be a “review” of such Registration Statement or of any comments from the Commission on such Registration Statement, (ii) when such Registration Statement or any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement, or the initiation or threatening of any proceeding for such purpose (and the Company shall take all reasonable actions required to prevent the entry of such stop order or to obtain its withdrawal if entered); (iv) the receipt by the Company of any notification with respect to the suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose (and the Company shall take all reasonable actions required to prevent the imposition of such suspension or to have such suspension removed if imposed); and (v) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto, or of the occurrence of an event requiring the preparation of a supplement or amendment to such Registration Statement or Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (and the Company shall as promptly as practicable prepare, file and make available to the Holders of Registrable Securities included in such registration any such supplement or amendment in accordance with the Company’s obligations under this Agreement, including Section 3.1.2 and 3.1.6).

3.1.4 State Securities Laws Compliance. Prior to any public offering of Registrable Securities, the Company shall use commercially reasonable efforts to (i) register or qualify, or cooperate with the selling Holders of such Registrable Securities and their legal counsel in connection with the registration or qualification (or exemption from qualification), of such Registrable Securities for offer and sale under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of such Registrable Securities may reasonably request (in light of their intended plan of distribution) and (ii) take such action necessary to cause such Registrable Securities to be registered with or approved by such other State authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of such Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.4 or subject itself to taxation in any such jurisdiction.

3.1.5 Agreements for Disposition.

(i) The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities hereunder. The representations, warranties and covenants of the Company in any underwriting agreement, which are made to or for the benefit of any Underwriter(s), to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration.

(ii) No Holder may participate in any underwritten offering pursuant to this Agreement unless such Holder (A) agrees to sell only such Holder’s Registrable Securities on the basis reasonably provided in any underwriting agreement, and (B) completes, executes and delivers any and all questionnaires, powers of attorney, indemnities (including as set forth in Section 4.2), lock-up agreements, opinions, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company or the managing Underwriter(s) for such offering. Notwithstanding the foregoing, no Holder shall be required to make any representations or warranties in the underwriting agreement to or for the benefit of the Company or the Underwriter(s) except as reasonably requested by the Company and, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder and its intended methods of distribution that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.6 Copies. The Company shall (i) furnish without charge to legal counsel of the Holders of Registrable Securities included in a registration, and to each Holder upon request, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits thereto to the extent requested by such person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, and (ii) promptly deliver without charge to each Holder of Registrable Securities included in such registration and their legal counsel as many copies of the related Prospectus or Prospectuses (including each preliminary Prospectus) and each amendment or supplement thereto as such persons may reasonably request (and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto), and such other documents as the Holders of Registrable Securities included in such registration or their legal counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company and its investment adviser shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement and the related Prospectus with respect to such offering and all other offering materials and related documents, and participation in “road shows” and meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by the Holders of Registrable Securities requested to be included in a registration, any Underwriter participating in any disposition pursuant to the related Registration Statement and any attorney, accountant or other professional retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and shall cause the Company’s directors, officers, employees, counsel and independent certified public accountants to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. The Company shall furnish to each Holder of Registrable Securities included in a registration a signed counterpart, addressed to such Holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration, at any time that such Holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10 Certificates. The Company shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to a Registration Statement, which certificates shall be free of all restrictive legends (provided that the issuance of such unlegended certificates is in compliance with applicable securities laws), and to enable such Registrable Securities to be in such denominations and registered in such names, or issue and deliver such Registrable Securities to a participant account at the Depository Trust Company (DTC) account on such Holders’ behalf via the Deposit Withdrawal Agent Commission (DWAC) system, as any Holder may request in writing at least three (3) Business Days prior to any sale of Registrable Securities.

3.1.11 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its security holders, as promptly as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12 Listing. The Company shall use commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed or designated on The Nasdaq Global Market or such other securities exchange, quotation system or market, if any, on which similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority-in-interest of the Registrable Securities included in such registration.

3.2 Suspension. Each Holder agrees that, upon receipt of any (i) notice from the Company of the happening of any event of the kind described in Section 3.1.4(iii), (iv) or (v), or (ii) notice from the Company that (A) it possesses material nonpublic information the disclosure of which would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its direct or indirect subsidiaries or (B) the Board has determined, in good faith, that a registration or disposition of Registrable Securities would reasonably be likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or to materially impair the ability of the Company to effect a plan or proposal to raise additional capital for the Company, and that, in each case of (A) or (B), the Company reasonably deems it to be advisable to postpone the filing or effectiveness of, or temporarily discontinue disposition of Registrable Securities pursuant to, a Registration Statement (each, a “Suspension Notice”), the Company shall be entitled, for a reasonable period of time, to postpone the filing or effectiveness of, or suspend the effectiveness of, such Registration Statement (or any amendment thereto) or suspend the use of any related Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated by reference therein (other than an effective Registration Statement being used for an underwritten offering), and such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to any such effective Registration Statement, until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.1.4 or a notice from the Company that any stop order has been withdrawn, or, in the case of clause (ii), until further notice from the Company in accordance with this Section 3.2 that disposition of Registrable Securities may resume (the “Suspension Period”). In the case of clause (ii), (x) notice from the Company that disposition of Registrable Securities may resume shall be given not later than ninety (90) days after the Suspension Notice, (y) at least thirty (30) days shall elapse between such notice and any subsequent Suspension Notice and only one Suspension Notice may be given in any twelve (12) month period, and (z) any Suspension Notice must be based upon a reasonable good faith determination of the Board that such Suspension Notice is necessary. Each Holder agrees that, if so directed by the Company, such Holder shall deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of the Suspension Notice. If the Company shall so postpone the filing or effectiveness of, or suspend the effectiveness of, a Registration Statement (or an amendment thereto) or the use of any related Prospectus hereunder, the Holders shall (1) in the case of a postponement, have the right, upon the written notice of Holders of a majority-in-interest of the Registrable Securities requested to be included in such registration, to withdraw the request for registration within ten (10) days after receipt of the Suspension Notice (and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all expenses incurred in connection therewith in accordance with Section 3.3), or (2) in the case of a suspension, receive an extension of the Effectiveness Period equal to the number of days of the suspension.

3.3 Registration Expenses. The Company shall bear all customary costs and expenses incurred in connection with any registration effected pursuant to this Agreement, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or any Registrable Securities are sold pursuant thereto, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing Prospectuses if the printing of Prospectuses is requested by the Holders of a majority-in-interest of the Registrable Securities included such registration); (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority (FINRA) fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the fees and expenses of one legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such registration (not to exceed, including the fees and disbursements to counsel in clause (ii), $50,000). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne solely by such Holders.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, and each of its directors, officers, employees, affiliates, partners, members, managers, attorneys and agents, and, in the case of an underwritten offering pursuant to this Agreement, each Underwriter, its respective partners, members, directors, officers and affiliates and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder or Underwriter, as applicable, from and against any costs, expenses, losses, claims, actions, judgments, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any related preliminary or final Prospectus, or any amendment or supplement to such Registration Statement or Prospectus, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such cost, expense, loss, claim, action, judgment, damage or liability arises out of or is based upon any untrue statement (or allegedly untrue statement) or omission (or alleged omission) made in such Registration Statement, preliminary or final Prospectus or any such amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein.

4.2 Indemnification by Holders of Registrable Securities. Each selling Holder shall, with respect to any Registration Statement under which the sale of its Registrable Securities was registered under the Securities Act, indemnify and hold harmless the Company, each of its directors and officers, and, in the case of an underwritten offering pursuant to this Agreement, each Underwriter, its partners, members, directors, officers and affiliates and each other person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or Underwriter, as applicable, against any costs, expenses, losses, claims, actions, judgments, damages or liabilities, whether joint or several, insofar as such costs, expenses, losses, claims, actions, judgments, damages or liabilities arise out of or are based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any related preliminary or final Prospectus, or any amendment or supplement to such Registration Statement or Prospectus, or arise out of or are based upon any omission (or the alleged omission) to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder from the sale of Registrable Securities which gave rise to such indemnification obligation.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any cost, expense, loss, claim, action, judgment, damage or liability in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the cost, expense, loss, claim, action, judgment, damage or liability (provided, however, that any failure to promptly notify the Indemnifying Party shall affect the rights of the Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim). If the Indemnified Party is seeking indemnification with respect to any claim or proceeding brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or proceeding, and, to the extent that it elects, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, and any others the Indemnifying Party may designate in such proceeding, and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated in this Section 4.3, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such Indemnifying Party of the aforesaid request, and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement (other than reimbursement for fees and expenses the Indemnifying Party is contesting in good faith). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any cost, expense, loss, claim, action, judgment, damage or liability referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such cost, expense, loss, claim, action, judgment, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the

Indemnifying Parties on the other in connection with the actions or omissions which resulted in such cost, expense, loss, claim, action, judgment, damage or liability, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any cost, expense, loss, claim, action, judgment, damage or liability referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim or proceeding brought against the Indemnified Party. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Investment Company Act. Notwithstanding Section 4.1 or Section 4.4 of this Agreement, no person shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(h) or Section 17(i) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

5. MISCELLANEOUS.

5.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights and obligations of the Holders may be freely assigned and delegated by such Holder in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such Holder in accordance with Section 2.4 and applicable law. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of any Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not a parties hereto other than as expressly set forth in Section 4 and this Section 5.1.

5.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable courier service (charges prepaid), or transmitted by telegram, telex or facsimile (receipt confirmed), addressed as set forth below, or to such other address as such party shall have specified most recently by written notice provided in accordance with this Section 5.2.

Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, however, that, if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable courier service with an order for next-day delivery.

To the Company:	OFS Capital Corporation 2850 West Golf Road, Suite 520 Rolling Meadows, IL 60008 Telephone No.: (847) 734-2070 Fax No.: (847) 734-7910 Attention: Robert S. Palmer

To OFSAM:	Orchard First Source Asset Management, LLC 2850 West Golf Road, Suite 520 Rolling Meadows, IL 60008 Telephone No.: (847) 734-2067 Fax No.: (847) 734-7910 Attention: Kathi J. Inorio

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto agree to negotiate in good faith a replacement provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.4 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.5 Amendment; Termination. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

5.6 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive; provided, however, that such waiver shall not be effective against the waiving party unless it is in writing and signed by such party. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.7 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, any Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.8 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and the Holders irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agree that all claims in respect of the action may be heard and determined in any such court and agree not to bring any action arising out of or relating to this Agreement in any other court. In any action, the Company and the Holders irrevocably and unconditionally waive and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Without limiting the foregoing, the Company and the Holders agree that service of process at each party’s addresses as provided for in Section 5.2 shall be deemed effective service of process on such party.

5.9 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of any party in the negotiation, administration, performance or enforcement hereof.

5.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.11 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the date first written above.

OFS CAPITAL CORPORATION

By:
Name: Robert S. Palmer
Title: Chief Financial Officer

ORCHARD FIRST SOURCE ASSET MANAGEMENT, LLC

By:
Name: Kathi J. Inorio
Title: Secretary